Exhibit 99.1

Press Release

Release Date: January 30, 2017	Contact:	Jack E. Rothkopf
At 5:30 p.m. EST		Chief Financial
Officer
(215) 755-1500

PRUDENTIAL BANCORP, INC. ANNOUNCES FIRST QUARTER FISCAL 2017 RESULTS

Philadelphia, Pennsylvania (January 30, 2017) –Prudential Bancorp, Inc. (the "Company") (Nasdaq:PBIP), the holding company for Prudential Savings Bank (the "Bank"), reported net income of $731,000, or $0.09 per diluted share, for the quarter ended December 31, 2016 as compared to $413,000 or $0.05 per diluted share, for the comparable period in 2015. The substantial increase in net income for the three month period ended December 31, 2016 as compared to the same quarter in the prior year was in large part due to increased net interest income, a reduction in operating expenses and a one-time adjustment to the cash surrender value from bank owned life insurance owned by the Bank, partially offset by an $185,000 provision for loan losses.

Highlights for the quarter ended December 31, 2016 are as follows:

•	Net income increased 77.0% from the same period in 2015.
•	A decrease in the cost of funds to 0.78% from 0.84% for the same period in 2015.
•	Net loans increased $4.5 million, or 1.3%, from $344.9 million at September 30, 2016.
•	Total deposits increased $19.0 million or 4.9%, $389.2 million at September 30, 2016.
•	The efficiency ratio for the quarter ended December 31, 2016 decreased to 67.90% compared to 82.40% for the same period in 2015.
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The Company completed the acquisition of Polonia Bancorp, Inc. ("Polonia"), effective January 1, 2017. With the completion of the merger of the two organizations, the Company has approximately $838.9 million in assets, $508.8 million in loans and $563.7 million in deposits with 11 branch offices in Philadelphia, Delaware and Montgomery counties.

Net Interest Income:

For the three months ended December 31, 2016, net interest income increased to $3.6 million as compared to $3.3 million for the same period in 2015. The increase reflected a $449,000, or 11.1%, increase in interest income, partially offset by an increase of $57,000, or 7.1%, in interest paid on deposits and borrowings. The increase in interest income was primarily due to an increase of $57.9 million, or 12.1%, in the balance of interest-earning assets, primarily due to an increase in the average balance outstanding of loans, in particular loans secured by commercial real estate, as well as the purchase of investment securities, both classified as available-for-sale and held-to-maturity.  The Company maintained a higher average balance of borrowings from the FHLB of Pittsburgh during the quarter ended December 31, 2016 compared to the same period in 2015 primarily due to the need to provide funding to meet the increased loan demand, in particular for commercial real estate loans, as well as to implement its previously announced leverage strategy commenced during fiscal 2016.  During the quarter ended December 31, 2016, the Company had an average balance of borrowings of $51.0 million with a weighted average cost of 1.3%, compared to $14.4 million with a weighted cost of 1.4% for the same period in 2015. The total weighted average cost of funds decreased six basis points to 0.78% for the December 31, 2016 quarter, from 0.84% for the same period in 2015.

Non-Interest Income:

With respect to the quarter ended December 31, 2016, non-interest income amounted to $358,000 as compared to $274,000 for the same quarter in fiscal 2016. The primary reasons for the higher level of non-interest income in the first quarter of fiscal 2017 was an increase in earnings from bank owned life insurance ("BOLI") as a result of the increased amount of BOLI resulting from purchases of additional insurance during the first quarter of fiscal 2017 combined with the gains on the sale of single-family residential loans in the secondary market. Additional BOLI was purchased to help fund future employee benefit expenses. The December 2016 quarter, however, did not reflect any gains on the sale of other real estate unlike the three months ended December 31, 2015.

Non-Interest Expenses:

For the three months ended December 31, 2016, non-interest expense decreased $176,000, or 6.1%, to $2.7 million, compared to the same period in the prior year.  The primary reasons for the decrease for the three months ended December 31, 2016 were decreases in salaries and employee expense, FDIC insurance premium expense and directors' compensation expense, partially offset by increases in other operating expenses (specifically the reserve for unfunded commitments and advertising expenses). The reduced operating expenses reflected the continuing implementation of the Company's cost reduction efforts.

Income Taxes:

For the three-month period ended December 31, 2016, the Company recorded income tax expense of $370,000 resulting in an effective tax rate of 33.6%, compared to $221,000 and an effective tax rate of 34.9% for the same period in 2015.

Balance Sheet:

At December 31, 2016, the Company had total assets of $590.1 million, as compared to $559.5 million at September 30, 2016, an increase of 5.5%.  At December 31, 2016, net loans receivable increased to $349.5 million from $344.9 million at September 30, 2016.  The increase in net loans receivable was primarily due to increases of $8.9 million in commercial real estate loans and $5.2 million in construction loans combined with the purchase of $1.2 million of short-term small equipment leases, partially offset by an $8.2 million reduction in the balance of one-to-four family residential loans as the Company reduced its emphasis on retaining such loans in its portfolio. During the period, the Company increased its held-to-maturity investment securities portfolio by $4.8 million, while experiencing a $6.1 million reduction in investment securities available-for-sale, primarily due to principal payments received and a decline in the fair value of such investments held as available-for-sale securities.  In addition, total assets increased during the three months ended December 31, 2016 from the purchases of an additional $10.0 million of BOLI and $18.9 million that was deposited with the exchange agent to provide the cash portion of the merger consideration issued in the acquisition of Polonia that was completed on January 1, 2017.

Total liabilities increased by $31.5 million to $477.0 million at December 31, 2016 from $445.5 million at September 30, 2016. Total deposits increased $19.0 million, consisting primarily of short-term certificates of deposit which was used to fund loans and short term liquidity needs. At December 31, 2016, the Company had FHLB advances outstanding of $64.8 million, all of which had maturities of less than five years, $35.0 million of which was used to fund the Company's investment leverage strategy referenced above and the remaining $29.8 million was used to fund loan growth and the purchase of investment securities.

Total stockholders' equity decreased by $886,000 to $113.1 million at December 31, 2016 from $114.0 million at September 30, 2016. The decrease was primarily due to a reduction in the accumulated other comprehensive income of approximately $1.8 million, partially off-set by an increase in retained earnings from net income earned, net of the quarterly cash dividend.

Asset Quality:

At December 31, 2016, the Company's non-performing assets totaled $16.7 million or 2.8% of total assets as compared to $16.5 million or 2.9% of total assets at September 30, 2016.  Non-performing assets at December 31, 2016 included five construction loans aggregating $10.5 million, 20 one-to-four family residential loans aggregating $2.9 million, one single-family residential investment property loan totaling $1.4 million and two commercial real estate loans aggregating $1.3 million.  Non-performing assets also included at December 31, 2016 two real estate owned properties consisting of one single-family residential property totaling $395,000 and a commercial real estate property totaling $192,000. At December 31, 2016, the Company had ten loans aggregating $7.5 million that were classified as troubled debt restructurings ("TDRs"). Three of such loans aggregating $5.5 million as of December 31, 2016 were initially classified as non-performing as a result of management's uncertainty of the borrower's ability to make contractually agreed upon payments under the terms of the restructured loans. Two of these three loans totaling $4.8 million, which are part of the Company's largest relationships discussed below are over 90 days past due resulting from the discontinuation of funding of the related project by the Company.  The third loan, consisting of a residential loan of approximately $1.4 million, has made all of its required payments to date.  The remaining seven TDRs have performed in accordance with the terms of their revised agreements and have been placed on accruing status. As of December 31, 2016, the Company had reviewed $19.0 million of loans for possible impairment of which $13.6 million was deemed classified as substandard compared to $19.4 million reviewed for possible impairment and $14.6 million of which was classified substandard as of September 30, 2016.

The Company recorded a provision for loan losses in the amount of $185,000 for the three months ended December 31, 2016, primarily due to the increased level of commercial real estate loans, but did not record a provision for loan losses for the same period in 2015. During the three months ended December 31, 2016, the Company did not record any recoveries or charge offs, while an $11,000 charge-off was recorded during the quarter ended December 31, 2015.

The Company's largest lending relationship consists of nine loans aggregating $12.8 million, all of which were classified as non-performing due to concerns with projected cash flows available to fund the borrower's future obligations.  As of December 31, 2016, the complete relationship was analyzed for impairment using the standards required in Accounting Standards Codification Topic 310 (formerly FASB No. 114).  The relationship was deemed to have sufficient collateral; thereby no impairment was required. The borrower's primary project, the development of 169 residential lots, has received all required permits and preparation of the necessary infrastructure had commenced until December 2017 when the Company temporarily stopped funding the project due to issues with the project's performance. As previously disclosed, the Company and the borrower are involved in pending litigation with respect to this project.

The allowance for loan losses totaled $3.5 million, or 1.0% of total loans and 21.5% of total non-performing loans at December 31, 2016 as compared to $3.2 million, or 0.9% of total loans and 20.6% of total non-performing loans at September 30, 2016. The Company believes that the allowance for loan losses at December 31, 2016 was sufficient to cover all inherent and known losses associated with the loan portfolio at such date.

About Prudential Bancorp, Inc.:

Prudential Bancorp, Inc. is the holding company for Prudential Savings Bank. Prudential Savings Bank is a Pennsylvania-chartered, FDIC-insured savings bank that was originally organized in 1886. The Bank conducts business from its headquarters and main office in Philadelphia, Pennsylvania as well as 10 additional full-service branch offices, eight of which are in Philadelphia, one in Drexel Hill, Delaware County, and one in Huntingdon Valley, Montgomery County, Pennsylvania.

Forward Looking Statements:

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, expectations or predictions of future financial or business performance, conditions relating to the Company and Polonia, or other effects of the merger of the Company and Polonia. These forward-looking statements include statements with respect to the Company's beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, that are subject to significant risks and uncertainties, and are subject to change based on various factors (some of which are beyond the Company's control). The words "may," "could," "should," "would," "will," "believe," "anticipate," "estimate," "expect," "intend," "plan" and similar expressions are intended to identify forward-looking statements.

In addition to factors previously disclosed in the reports filed by the Company with the Securities and Exchange Commission ("SEC") and those identified elsewhere in this press release, the following factors, among others, could cause actual results to differ materially from forward looking statements or historical performance: difficulties and delays in integrating the Polonia business or fully realizing anticipated cost savings and other benefits of the merger; business disruptions following the merger; the strength of the United States economy in general and the strength of the local economies in which the Company and Polonia conduct their operations; general economic conditions; legislative and regulatory changes; monetary and fiscal policies of the federal government; changes in tax policies, rates and regulations of federal, state and local tax authorities; changes in interest rates, deposit flows, the cost of funds, demand for loan products, demand for financial services, competition, changes in the quality or composition of the Company's loan, investment and mortgage-backed securities portfolios; changes in accounting principles, policies or guidelines and other economic, competitive, governmental and technological factors affecting the Company's operations, markets, products, services and fees; and the success of the Company at managing the risks involved in the foregoing.

The Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company to reflect events or circumstances occurring after the date of this press release.

For a complete discussion of the assumptions, risks and uncertainties related to our business, you are encouraged to review the Company's filings with the SEC, including the "Risk Factors" section in its most recent Annual Report on Form 10-K, as supplemented by its quarterly or other reports subsequently filed with the SEC.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
	(Unaudited)
	At December 31,	At September 30,
	2016	2016
	(Dollars in Thousands)
Selected Consolidated Financial and Other Data (Unaudited):
Total assets	$590,114	$559,480
Cash and cash equivalents	8,065	12,440
Investment and mortgage-backed securities:
Held-to-maturity	44,741	39,971
Available-for-sale	132,636	138,694
Loans receivable, net	349,494	344,948
Deposits	408,215	389,201
FHLB advances	64,800	50,638
Non-performing loans	16,095	15,878
Non-performing assets	16,680	16,459
Stockholders' equity	113,116	114,002
Full-service offices	6(1)	6

	At or For the Three Months Ended December 31,
	2016	2015
	(Dollars in Thousands, except per share data)
Selected Operating Data:
Total interest income	$4,505	$4,056
Total interest expense	857	800
Net interest income	3,648	3,256
Provision for loan losses	185	--
Net interest income after provision for loan losses	3,463	3,256
Total non-interest income	358	274
Total non-interest expense	2,720	2,896
Income before income taxes	1,101	634
Income tax expense	370	221
Net income	$731	$413
Basic earnings per share	$0.09	$0.05
Diluted earnings per share	$0.09	$0.05
Dividends paid per common share	$0.03	$0.03
Book value per share at end of period	$14.06	$13.81

Selected Operating Ratios(2):
Average yield on interest-earning assets	3.33%	3.36%
Average rate paid on interest-bearing liabilities	0.78%	0.84%
Average interest rate spread(3)	2.55%	2.52%
Net interest margin(3)	2.70%	2.70%
Average interest-earning assets to average interest-bearing liabilities	123.44%	126.09%
Net interest income after provision for loan losses to non-interest expense	127.32%	112.43%
Total non-interest expense to total average assets	1.92%	2.31%
Efficiency ratio(4)	67.90%	82.04%
Return on average assets	0.52%	0.33%
Return on average equity	2.58%	1.41%
Average equity to average total assets	20.01%	23.46%

	At or for the Three Months Ended December 31,
	2016	2015
Asset Quality Ratios(4)(5)
Non-performing loans as a percentage of loans receivable, net(6)	4.61%	4.44%
Non-performing assets as a percentage of total assets(6)	2.83%	2.43%
Allowance for loan losses as a percentage of total loans	0.98%	0.90%
Allowance for loan losses as a percentage of non-performing loans	21.46%	21.42%
Net charge-offs to average loans receivable	0.00%	(0.01%)

Capital Ratios(7)
Tier 1 leverage ratio
Company	19.20%	22.98%
Bank	14.48%	19.18%
Tier 1 common equity risk-based capital ratio
Company	33.12%	46.57%
Bank	25.60%	38.78%
Tier 1 risk-based capital ratio
Company	33.12%	46.57%
Bank	25.60%	39.03%
Total risk-based capital ratio
Company	34.16%	48.00%
Bank	26.71%	40.31%
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(1)	As a result of the completion of the merger with Polonia on January 1, 2017, the number of full-service offices increased to 11.

(2)	With the exception of end of period ratios, all ratios are based on average monthly balances during the indicated periods and are annualized where appropriate.

(3)
Average interest rate spread represents the difference between the average yield earned on interest-earning assets and the average rate paid on interest-bearing liabilities. Net interest margin represents net interest income as a percentage of average interest-earning assets.

(4)	The efficiency ratio represents the ratio of non-interest expense divided by the sum of net interest income and non-interest income.

(5)	Asset quality ratios and capital ratios are end of period ratios, except for net charge-offs to average loans receivable.

(6)
Non-performing assets generally consist of all loans on non-accrual, loans which are 90 days or more past due as to principal or interest, and real estate acquired through foreclosure or acceptance of a deed in-lieu of foreclosure. Non-performing assets and non-performing loans also include loans classified as troubled debt restructurings due to being recently restructured and placed on non-accrual in connection with such restructuring until such time that an adequate sustained payment period under the restructured terms has been established to justify returning the loan to accrual status.  It is the Company's policy to cease accruing interest on all loans which are 90 days or more past due as to interest or principal.

(7)	The Company is not subject to the regulatory capital ratios imposed by Basel III on bank holding companies because the Company is deemed to be a small bank holding company.

7